UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : March 5, 2007

RICHARDSON ELECTRONICS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-12906	36-2096643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois	60147-0393
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 208-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The Company and Joseph C. Grill, the Company’s Senior Vice President, Human Resources entered into a Termination Agreement and General Release (the “Termination Agreement”) on March 5, 2007, under which Mr. Grill’s employment with the Company will cease as of the close of business on June 1, 2007 (the “Termination Date”). The Company has hired Michael J. Bauer to replace Mr. Grill and Mr. Bauer’s employment as Senior Vice President and Chief Human Resources Officer will commence on May 14, 2007 to permit a transition period prior to Mr. Grill’s departure.

The Termination Agreement provides that:

•	Mr. Grill will be entitled to his compensation and benefits, including bonus, as is presently being paid to him by the Company, through the Termination Date;

•

The Company agrees to pay Mr. Grill’s COBRA premium for 18 months and to pay Mr. Grill the sum of $10,275.20 on the first day of each month commencing on July 1, 2007 and continuing through December 1, 2009;

•	Mr. Grill agrees to remain available to the Company to assist in any human resource or other related issue or question, as requested by the Company until December 1, 2009.

The Termination Agreement contains customary mutual releases pursuant to which the Company and Mr. Grill agree to waive certain claims that they may have against one another. The Termination Agreement also contains customary non-competition and non-solicitation provisions, which provisions last for one year following the Termination Date.

A copy of the Termination Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The information provided in response to Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit 10.1	Termination Agreement and General Release between the Company and Joseph C. Grill

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHARDSON ELECTRONICS, LTD.

Date: May 2, 2007	By:	/s/ David J. Gilmartin
	Name:	David J. Gilmartin
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
10.1	Termination Agreement and General Release between the Company and Joseph C. Grill